Exhibit 99.2

Press Release

F.N.B. Corporation Announces CEO Succession

Vincent J. Delie, Jr. Named to Lead Company

Hermitage, PA – January 18, 2012 – F.N.B. Corporation (NYSE: FNB) today announced that Vincent J. Delie, Jr. has been elected Chief Executive Officer of the organization, effective January 18, 2012. Delie succeeds Stephen J. Gurgovits, who will now serve as Chairman of the Board. Delie, who was also elected to the Board of Directors, will remain President of F.N.B. Corporation and CEO of First National Bank, F.N.B. Corporation’s largest affiliate.

Vincent J. Delie, Jr. has more than 26 years of financial services experience, the last seven of which have been with the Company. Delie’s proficiency in directing change, developing efficient business processes and establishing high-performing, winning teams led to multiple promotions since his tenure began as President of the Bank’s Pittsburgh Region in 2005. Delie has also been instrumental in driving organic revenue growth for the Company and in the integration of six bank acquisitions.

“F.N.B. Corporation has been consistent in building customer and shareholder value, and it was important that the search for the next Chief Executive Officer identify a leader who can continue that successful focus,” commented Gurgovits. “The Board’s Succession Committee recognized Vince’s extraordinary record of leadership in moving the Company forward, a quality that will help ensure continued momentum for the Corporation. In addition to driving results, he has the passion for customer service that has made our Company so successful, both internally as well as with our clients.”

“F.N.B. has a rich history and a very bright future, and I consider it extremely rewarding to be a part of this winning team,” stated Delie. “Our success as an organization is due in part to our commitment to service and integrity, and we will continue to build on that solid foundation. We also have the benefit of an experienced and knowledgeable Board of Directors who will continue to provide sound guidance that is aligned with our Company’s core values.”

Gurgovits will serve as Chairman of F.N.B. Corporation and continue in his role as Chairman of First National Bank. In March 2012, he will begin a five year consulting agreement with the Company. William Campbell, who previously served as Chairman, will remain on the Board and serve as Lead Director.

About Vincent J. Delie, Jr.

Mr. Delie joined First National Bank in 2005 as President and CEO of the Bank’s Pittsburgh Region. Much of his career was spent in the Pittsburgh area with National City Bank of Pennsylvania, where he was Executive Vice President and Division Manager for Corporate Banking. Prior to joining National City, Mr. Delie worked as an associate at various firms in investment banking and capital markets.

Mr. Delie is a graduate of The Pennsylvania State University, where he earned a Bachelor Degree in Business Administration and Finance. He currently is a member of the Board of Directors for F.N.B. Corporation, First National Bank of Pennsylvania, First National Investment Services Company, F.N.B. Capital Corporation and First National Insurance Agency. He also serves as Chairman of First National Trust Company, F.N.B. Commercial Leasing and the Bank’s Community Reinvestment Act Committee. He has been a member of the Board of

Trustees for the Watson Institute and has been involved with a number of community-based entities including Life’s Work of Western Pennsylvania and the Pittsburgh Zoo and Aquarium where he also served on the Board of Directors. Delie, a member of the Pennsylvania Bankers Association (PBA), currently serves on the Board of Directors of the Pennsylvania Economy League of South Western Pennsylvania and is a member of the Pennsylvania Business Council.

About Stephen J. Gurgovits Mr. Gurgovits has served in a variety of capacities during his 50-year tenure with F.N.B. Prior to his current role as CEO of F.N.B. Corporation, which he assumed in 2004, he served as President of F.N.B. Corporation and President and CEO of First National Bank of Pennsylvania.

Under Gurgovits’s leadership as CEO, F.N.B. Corporation completed eight bank mergers, growing assets from $3.8 billion to $12 billion, doubled the size of its insurance affiliate, expanded its finance company, and created a wholly owned merchant banking subsidiary, F.N.B. Capital Corporation.

Gurgovits is a respected leader throughout the banking industry and the community. He is a member of the Pennsylvania Bankers Association (PBA), an organization he previously served as Chairman. He also served as a member of the Board of Directors of the American Bankers Association and a member of the American Bankers Council. He serves the community as a board member for numerous educational, developmental and health care institutions including Penn State University Shenango in Sharon and Penn State University Behrend in Erie, Penn-Northwest Development, Sharon Regional Health System and the Strimbu Memorial Fund. He served as Chairman for the Buhl Farm Capital Campaign and is currently a Buhl Trustee.

About F.N.B. Corporation F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.95 billion at September 30, 2011. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania, Ohio and West Virginia, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Investor information is available on F.N.B. Corporation’s website at www.fnbcorporation.com.

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Analysts & Institutional Investor Contact

Cynthia Christopher

christoc@fnb-corp.com

724-983-3429

724-815-3926 (cell)

Media Contact

Jennifer Reel

reel@fnb-corp.com

724-983-4856

724-699-6389 (cell)